Exhibit 99.1

For Immediate Release	August 16, 2006
Crown Crafts, Inc. Reports Results for First Quarter of Fiscal Year 2007
Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) today reported net sales for the first quarter of fiscal year 2007, which ended July 2, 2006, of $16.2 million as compared to net sales for the first quarter of fiscal year 2006 of $13.7 million. Pretax net income for the quarter was $1.5 million compared to a pretax net loss of $261,000 for the first quarter of fiscal year 2006. Net income for the first quarter of fiscal year 2007 was $911,000, or $0.04 per diluted share, compared to a net loss of $269,000, or $0.03 per diluted share, for the first quarter of fiscal year 2006.
Net income for first quarter of fiscal year 2007 was net of income tax expense of $615,000 compared to $8,000 for the first quarter of fiscal year 2006. As a result of the removal of a $4.2 million deferred tax valuation allowance during the fourth quarter of fiscal year 2006, the Company’s income tax expense for the first quarter of fiscal year 2007 included federal as well as state and local income taxes. Income tax expense for the first quarter of fiscal year 2006 included only state and local income taxes. As in prior years, no federal income taxes will be paid due to the utilization of net operating loss carryforwards.
The increase in sales for the first quarter of fiscal year 2007 as compared to the first quarter of fiscal year 2006 is comprised of a $1.9 million increase in sales of bedding, blankets and accessories and a $689,000 increase in sales of bibs and bath products. The increase in bedding, blankets and accessories is primarily due to sales of new private label designs which began shipping subsequent to the first quarter of fiscal year 2006 and several shipments made earlier in the current fiscal quarter than in the prior year quarter, offset by a decrease related to dropped programs. The increase in sales of bibs and bath products are due to sales of new designs, increased replenishment orders and shipments made earlier in the current fiscal quarter than in the prior year quarter.
“We are pleased to report a profit in our first quarter, which is historically our weakest quarter. This is the first profit we have posted in the first quarter since our restructuring in July 2001. The increase in sales is due in part to $1.3 million of orders that were shipped earlier this year than last year. A majority of the gross margin improvement from 21.7% to 28.3% reflects our continued efforts to control costs and improve our sourcing efforts,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “We are also very pleased with the market’s reaction to our refinancing and warrant extinguishment that was announced last month and will begin to be reflected in our quarterly performance in the second quarter. Our stock price and market capitalization have significantly improved in response to the restructuring,” Mr. Chestnut continued.
The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (888) 276-0006. Please refer to confirmation number 838803. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 2:45 p.m. Central Daylight Time on August 16, 2006 through 11:59 p.m. Central Daylight Time on August 23, 2006. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 838803.
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky.

Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended
	July 2, 2006	July 3, 2005
Net sales	$16,164	$13,659
Gross profit	4,580	2,967
Gross margin	28.3%	21.7%
Income from operations	2,130	499
Income (loss) before income taxes	1,526	(261)
Income tax expense	615	8
Net income (loss)	911	(269)
Basic income (loss) per share	0.10	(0.03)
Diluted income (loss) per share	0.04	(0.03)

Weighted Average Shares Outstanding:
Basic	9,506	9,506
Diluted	22,137	9,506
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	July 2, 2006	April 2, 2006
Cash and cash equivalents	$7,578	$3,790
Accounts receivable, net of allowances	12,210	14,457
Inventories, net of reserves	13,524	9,742
Total current assets	35,360	30,156
Goodwill	22,884	22,974
Deferred income taxes	2,926	3,397
Total assets	62,805	58,179

Current maturities of long-term debt	33	36
Total current liabilities	8,929	5,415
Long-term debt	24,123	23,922
Total non-current liabilities	24,123	23,922

Stockholders’ equity	29,753	28,842
Total liabilities and stockholders’ equity	62,805	58,179

Contact:	Investor Relations Department
(225) 647-9146
or
Halliburton Investor Relations
(972) 458-8000